UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 21, 2012 (Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 First Avenue South, Great Falls, Montana		59401
(Address of principal executive offices)		(Zip Code)

(406) 791-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 21, 2012, Gas Natural Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with McKay Real Estate Corporation, Matchworks, LLC, and Nathan Properties, LLC (collectively, the “Sellers”) by and through Mark E. Dottore, duly appointed Receiver in the United States District Court, Northern District of Ohio, Eastern Division, Case Number 1:11-CV-023464, to purchase the Matchworks Building in Mentor, Ohio. The Company’s Ohio headquarters are located in the Matchworks Building. The Purchase Agreement specifies a purchase price (the “Purchase Price”) of $1,500,000. The Purchase Price is to be paid as follows:

•	$250,000 as earnest money will be deposited with an escrow agent within five days of executing the Purchase Agreement and returned to the Company in full if certain contingencies contained in the Purchase Agreement are not satisfied;

•	The balance of the Purchase Price shall be deposited in cash with an escrow agent on or prior to the closing date; and

•	The Company is also responsible for paying all current and delinquent real estate taxes and assessments relating to the real property and certain other costs related to the transaction.

The Sellers are entities owned or controlled by Richard M. Osborne, the Company’s Chairman of the Board and Chief Executive Officer. The proposed acquisition of the Matchworks Building was approved by the independent members of the Company’s board of directors. The acquisition is contingent upon court approval and there can be no guaranty that the transaction will be completed.

The Purchase Agreement is attached to this Form 8-K as an exhibit. The description of the Purchase Agreement above is a summary and is qualified by the full text of the attached document.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement dated December 21, 2012, by and between McKay Real Estate Corporation, Matchworks, LLC and Nathan Properties, LLC by and through Mark E. Dottore, duly appointed Receiver in the United States District Court, Northern District of Ohio, Eastern Division, Case Number 1:11-CV-023464 and Gas Natural Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Thomas J. Smith
Name:	Thomas J. Smith
Title:	Chief Financial Officer

Dated: December 28, 2012